Exhibit 10.20

GAS PURCHASE AGREEMENT

By And Between

ONEOK Texas Field Services, L. P.

And

W.O. OPERATING COMPANY, LTD.

Dated JANUARY 1, 2005

Contract No. 431856

INDEX

I.	BASIS OF COMPENSATION	Page 1

II.	TERM	Page 1

III.	DEDICATION, EXCLUSIVITY, INITIAL WELLS, AND SUBSEQUENT WELLS	Page 1

IV.	RESERVATIONS OF SELLER AND BUYER	Page 2

V.	QUALITY OF DELIVERED GAS	Page 3

VI.	DELIVERY, COMPRESSION, PRESSURES, METER FEES, REBUILD AND ALTERATIONS	Page 3

VII.	DELIVERIES	Page 4

VIII.	PAYMENT, ESCALATION OF FEES, EXAMINATION, INDEMNIFICATION, SUSPENSION, AND DEDUCTIONS	Page 4

IX.	WARRANTY, TITLE, AND EASEMENTS	Page 5

X.	INDEMNITY, INTERRUPTION, AND FORCE MAJEURE	Page 5

XI.	ROYALTY AND TAXES	Page 6

XII.	MEASUREMENT OF GAS VOLUME AND TESTING	Page 7

XIII.	NOTICES AND STATEMENTS	Page 9

XIV.	DEFAULT	Page 10

XV.	DEFINITIONS	Page 11

XVI.	MISCELLANEOUS	Page 13

EXHIBIT “A”

EXHIBIT “B”

EXHIBIT “C”

GAS PURCHASE AGREEMENT

This Gas Purchase Agreement (“Agreement”) is made and entered into as of JANUARY 1, 2005, by and between ONEOK Texas Field Services, L. P., hereinafter referred to as “BUYER,” and W. O. OPERATING COMPANY, LTD., hereinafter, referred to as “SELLER”.

W I T N E S S E T H:

WHEREAS, SELLER owns and/or controls, natural; Gas produced from Wells on Lands or Leases from properties more particularly described in Exhibit “B” attached hereto, including the right to process and sell such Gas, which shall be delivered to BUYER; and

WHEREAS, BUYER desires to purchase and SELLER desires to sell said Gas to BUYER; and

NOW THEREFORE, BUYER and SELLER, in consideration of the mutual covenants, promises, and agreements contained herein and for other good and valuable consideration, do hereby agree as follows:

I.  BASIS OF COMPENSATION

1.1           Compensation.  The basis of compensation is set forth in Exhibit “A” attached hereto and included herein by this reference.

II.  TERM

2.1           Term.  This Agreement shall be effective JANUARY 1, 2005 (“Effective Date”), and shall continue until JANUARY 31, 2005 (“Primary Term”), and Month to Month thereafter until terminated, such termination to be effective at the end of said Primary Term or at any month thereafter by either party giving at least thirty (30) days prior written notice to the other party or to be effective as otherwise provided by this Agreement.

III.  DEDICATION, EXCLUSIVITY, INITIAL WELLS, AND SUBSEQUENT WELLS

3.1           Dedication.  SELLER hereby commits and dedicates to the performance of this Agreement and for the term hereof, all of its owned or controlled interest in Gas produced from all geological formations under the Lands and Leases and/or Wells described in Exhibit “B” attached hereto (“Dedicated Wells”), except for the following reservations which SELLER specifically reserves:

3.1.1     To use Gas produced from or under the Lands or Leases and/or Wells and used by SELLER for the development and operation of same; including, but not limited to, Gas used by SELLER in Gas lifting and pressure maintenance operations;

3.1.2     To use Gas which may be required to fulfill SELLER’s obligations to the lessors of said Leases and/or Wells for domestic fuel; and,

3.1.3     To use Gas used as fuel in the operation of SELLER’s compression, dehydration or treating facilities, if any, installed for the delivery of Gas hereunder.

3.2           Exclusivity.  Subject to the terms and conditions of this Agreement, SELLER hereby contracts exclusively with BUYER for the purchase of SELLER’s Gas and the right to process and extract Plant Products attributable to SELLER’s Gas.  SELLER further agrees to dedicate to BUYER and to the terms and conditions of this Agreement any interest in said Leases or Wells which (i) are acquired by SELLER, or (ii) are owned by SELLER but are no longer subject to the terms of any third-party agreement, subsequent to the Effective Date hereof.  Any transfer of SELLER’s interest in the Leases or Wells dedicated hereunder shall be subject to BUYER’s rights hereunder, and SELLER shall take action necessary to ensure that any such transfer is subject to BUYER’s rights hereunder.  BUYER reserves the right to reject any such additional dedication hereunder.

3.3           Initial Well(s).  SELLER agrees to proceed with due diligence to install or cause to be installed, :at its expense, all facilities at and upstream of each Receipt Point which are necessary to connect all Dedicated Wells completed for production as of the date of this Agreement to the existing gathering system.  All such facilities will be owned and operated by SELLER or its designee at its expense.

3.4           Subsequent Wells.  If the location of any Well (“Subsequent Well”) is within the dedication described in Exhibit “B” then SELLER shall notify BUYER in writing upon start of the Subsequent Well’s drilling.  After completion of the Subsequent Well, SELLER shall, within seven (7) days from the date of completion of such Subsequent Well, provide BUYER any and all relevant Well data (including, but not limited to, daily drilling reports, logs, completion reports, flow test, and gas analysis) (“Well Data”). BUYER shall have the right, but not the obligation, to connect such Subsequent Well to BUYER’s system at its expense.  If BUYER elects not to construct such facilities, or does not initiate right-of-way acquisition for such facilities within thirty (30) days after BUYER receives the Well Data, SELLER may construct, at its expense, the facilities necessary to deliver the Gas from such Subsequent Well to BUYER’s existing system.  If neither party connects such Subsequent Well, SELLER shall be entitled to a wellbore release from this agreement for production from the Subsequent Well only.

IV.  RESERVATIONS OF SELLER AND BUYER

4.1           SELLER’s Reservations.

4.1.1        To operate said Leases and/or Wells free from control by BUYER in such manner as SELLER, in SELLER’s sole discretion, may deem advisable, including, without limitation, the right to drill new Wells, to repair and rework old Wells, and to abandon any Well or surrender any Lease when no longer deemed to be capable of producing Gas in commercial paying quantities under normal methods of operation by SELLER.

4.1.2        To unitize or pool any of the Leases or portions thereof with other Leases, in such event SELLER’s interest in the unit and the unit Gas attributable to SELLER’s interest shall be subject to and SELLER agrees to take all action necessary to commit such unit Gas attributable to SELLER’s interest to this Agreement.

4.1.3        To retain all liquids and Condensate separated from the Gas by the use of typical volumetric (non-refrigerated) oil and Gas separators prior to the delivery of the Gas to BUYER at the Receipt Point(s) specified herein.

4.2           BUYER’s Reservations.

4.2.1        Processing Rights.  SELLER does hereby grant, assign, and convey to BUYER exclusive processing rights for the recovery of Plant Products for Gas delivered to BUYER for processing at the Receipt Point(s). SELLER shall not process the Gas or allow the Gas to be processed prior to receipt by BUYER hereunder for processing.

4.2.2        Condensate.  Condensate recovered by BUYER downstream of the Receipt Point(s) shall belong to BUYER.  Title to the Condensate shall pass to BUYER upon its recovery by BUYER and shall be free and clear of all liens, claims, and encumbrances created by, through or under SELLER.

4.2.3        Uneconomic.  At any time during the term of this Agreement, in the event purchasing of SELLER’s Gas from any Receipt Point becomes uneconomic, as determined in the sole discretion and judgment of BUYER, BUYER may (i) suspend receipt of Gas at that Receipt Point, (ii) terminate this Agreement or (iii) modify Exhibit “B” attached hereto to remove that Receipt Point.  In such event, BUYER shall give SELLER thirty (30) days written notice that purchasing of Gas made available by SELLER from a Receipt Point has become economically unfeasible and what action BUYER shall take. Removal of a Receipt Point constitutes a release of Dedication of the Well(s) behind that Receipt Point.

V.  QUALITY OF DELIVERED GAS

5.1           The Gas delivered at the Receipt Point(s) shall meet the quality specifications defined in Exhibit “C” attached hereto.

5.2           BUYER shall have the right to either (i) accept Gas that does not conform to such specifications and deduct from payment due SELLER BUYER’s standard fee(s) for treatment as determined from time to time, or (ii) refuse delivery of the nonconforming Gas.  If BUYER refuses delivery of non-conforming Gas and SELLER elects not to conform such Gas to the quality specifications set forth herein, this Agreement may be terminated with respect to such non-conforming Gas upon thirty (30) days prior notice.

5.3           BUYER’s acceptance of Gas that does not conform to quality specifications set forth herein will not constitute a waiver of SELLER’s obligation to conform to such specifications in the future, nor a waiver of BUYER’s right to refuse delivery of such nonconforming Gas at any time.

VI.  DELIVERY, COMPRESSION, PRESSURES, METER FEES, REBUILD AND ALTERATIONS

6.1           Delivery.  Gas shall be delivered hereunder at the Receipt Point(s) described in Exhibit “B” attached hereto and shall be at pressures sufficient to enter, but not to exceed, the maximum allowable pressure for BUYER’s gathering system at the Receipt Point(s).  SELLER shall provide equipment required to protect BUYER’s systems from receiving Gas at pressures that exceed the maximum allowable pressures.  BUYER will provide SELLER the maximum allowable pressure for specific Receipt Point(s).

6.2           Pressures.  Pressures calculated for stages of compression shall be volume-weighted pressures at the Receipt Point(s) for the Month as determined by BUYER.

6.3           Meter Fees.  In the event that the total metered volume from any one (1) receipt Point falls below an average of ten (10) MCF per day for any month, BUYER shall charge SELLER a meter Fee for each MCF delivered by or for the account of SELLER for that month.  The meter fee for each MCF delivered shall be determined by dividing a sum of Three Hundred Dollars ($300) by the total metered volume (MCF) for that month.  In the event the total metered volume is zero (0) the fee shall be Three Hundred Dollars ($300) multiplied by SELLER’s owned or controlled interest.

6.4           Rebuild and Alterations.  BUYER reserves the right, in its sole discretion, to alter, repair, maintain, expand or rebuild, without approval of SELLER, any portion of BUYER’s facilities.  SELLER shall make no alterations, additions or repairs to or on the facilities of BUYER.  SELLER agrees not to connect or cause the connection of any third-party well to BUYER’s facilities for any purpose without the express written consent of BUYER, such consent to be in

BUYER’s sole discretion.  If this condition is breached by SELLER, BUYER shall have the right and option, notwithstanding any other provision of this Agreement, to terminate this Agreement immediately and without further obligation to SELLER.

VII.  DELIVERIES

7.1           Deliveries.  SELLER shall deliver all available Gas in such uniform hourly flows as is commercially practicable.  In the event SELLER anticipates a material increase or decrease in the flow of Gas at any Receipt Point, SELLER shall provide BUYER with reasonable advance notice of change.

VIII.  PAYMENT, ESCALATION OF FEES, EXAMINATION, INDEMNIFICATION, SUSPENSION, AND DEDUCTIONS

8.1           Payment.  BUYER shall, on the later of (i) the last day of the month or (ii) within ten (10) day’s of BUYER’s receipt of any necessary allocation statements, pay SELLER for the Gas delivered hereunder during the preceding month.  During any period BUYER purchases Gas from SELLER and other SELLER(s) delivered to any Receipt Point(s), SELLER shall furnish, or cause to be furnished, to BUYER on or before the fifteenth (15th) day of each calendar month, any necessary allocation statements containing data (including, but not limited to, quantity and BTU content) that BUYER may require to enable BUYER to make payments.  SELLER is to cooperate with other SELLER(s) delivering Gas at the Receipt Point(s) in order to appoint in writing a representative who, as their agent, is to furnish an allocation statement.  BUYER is entitled to rely conclusively on such allocation statement, and has a complete defense to any claim by SELLER for any sums due for Gas delivered by SELLER at the Receipt Point(s) during any period by showing that BUYER has made payment to SELLER for its share, as identified in such allocation statement, of the total quantity of Gas received by BUYER at the applicable Receipt Point(s) during the period in question (other than for measurement error as specified in the Article titled MEASUREMENT OF GAS VOLUME AND TESTING). If any allocation statement is not furnished to BUYER by the fifteenth (15th) day of any month, the time that BUYER has to make payment for delivered Gas (without interest) is to be extended until the payment cycle which next follows the tenth (10th) day after BUYER’s receipt of the allocation statement.

8.2           Final Payment.  All payments under this Agreement will be final unless questioned by either party within two (2) years of the due date of a payment, and during this two (2) year period either party may audit all records, accounts, books and charts of the other party, upon reasonable advance notice and during normal office hours, to verify the accuracy of any statement, charge, computation or demand made.

8.3           Escalation of Fixed Fees.  The fixed fee charges contained herein, unless otherwise noted, shall be escalated annually beginning on the first (1st) anniversary of the Effective Date of this Agreement based on the GDP Implicit Price Deflator contained in the Gross Domestic Product, fourth quarter (final) report, published by the U.S. Department of Commerce,  Bureau of Economic analysis, “GDP Deflator” in March of each year for the previous year.  For purposes of escalating the fixed fee charges herein, the annual rate escalation percentage (“Escalator”) will be determined by BUYER each April 1 by calculating the percent of increase from the year preceding said previous year’s GDP Deflator and the previous year’s GDP Deflator.

8.4           Examination of Records.  Each party to this Agreement shall have the right, at any and all reasonable times during normal business hours, to examine the books and records of the other party, to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement, and both parties shall keep all such records for at least twenty-four (24) months after the Receipt of Gas to which such records are applicable.  Such books and records shall be conclusively presumed to be correct, except as to claims or corrections by the parties made by written notice to the other within such twenty-four (24) month period.

8.5           Indemnification Payment Suspension.  Each party agrees to indemnify and hold the other party harmless with respect to all costs, losses, and damages (including without limitation reasonable attorney’s fees) arising from or related to the breach of any covenant, representation, or warranty made to the other party contained in this Agreement.  In the event of any claim arising from or relating to such a breach, BUYER shall be entitled, at its option, in addition to any other rights it may have, to suspend payment of sums due SELLER hereunder until such claim is resolved, and such suspension shall not constitute a breach of BUYER’s payment obligations under this Agreement.

8.6           Deductions.  BUYER shall also be entitled, at its option, in addition to any other rights it may have, to deduct from any payment due SELLER under this Agreement any amounts payable to BUYER from SELLER under this Agreement, any other agreement, or otherwise, and to apply such amounts deducted to pay such amounts payable to BUYER, and such deduction and application shall not constitute a breach of BUYER’s payment obligations under this Agreement.

8.7           Reimbursement of State Severance Taxes.  The payment set forth on Exhibit “A” for gas purchased by BUYER hereunder shall be deemed to be inclusive of reimbursement to SELLER for production and severance taxes borne by SELLER.  No additional payment from BUYER to SELLER hereunder, other than that specified on Exhibit “A”, shall be required to compensate SELLER for such tax reimbursement.

IX.  WARRANTY, TITLE, AND EASEMENTS

9.1           Warranty of Title.  SELLER warrants that it has the title to the Gas dedicated hereunder and delivered at the Receipt
Point(s), and said Gas is free from all liens and adverse claims of all kinds, including the right and authority to sell and to process for the recovery of Plant Products.  SELLER shall hold BUYER harmless against adverse claims related thereto.

9.2           Title.  Title shall pass to BUYER at the Receipt Point(s).

9.3           Easements.  To the extent SELLER has the right to do so, SELLER hereby permits BUYER the rights of ingress and egress on the Leases to construct, install, operate, repair, inspect and maintain BUYER’s facilities necessary to receive Gas from SELLER at the Receipt Point(s). SELLER hereby assigns and grants to BUYER, to the extent it has the right to do so, an easement and right-of-way upon all lands covered by the Leases for the purposes above.  Any property of BUYER placed in or upon any of those lands shall remain the personal property of BUYER, and may be disconnected and removed at any time.  SELLER shall, at its expense, maintain and provide all such easements, rights-of-way, lease roads and other facilities upon such Leases as may reasonably be deemed necessary by BUYER for its performance of this Agreement.  SELLER further agrees to indemnify BUYER from any adverse claims related thereto.

X.  INDEMNITY, INTERRUPTION, AND FORCE MAJEURE

10.1         Indemnity.  In addition to the indemnities contained herein, BUYER shall indemnify and hold SELLER harmless against any claims for damages arising out of the operations conducted hereunder by BUYER. Likewise, SELLER shall indemnify and hold BUYER harmless against any claims for damages arising out of SELLER’s operations hereunder.  The obligations of the parties under this Agreement are obligations of the parties only and no recourse or remedy shall be available against any officer, director, or employee representative of a party or against any affiliate of a party.

10.2         Interruption.  It is understood and agreed that either party hereto may, without liability to the other party, interrupt the operations of its facilities for the purpose of making necessary alterations, maintenance, or repairs thereto, but that such interruption shall be for only such time as may be commercially reasonable to perform such operations.  Delivery and/or receipt of Gas pursuant to this Agreement may be suspended for such period of interruption.

10.3         Force Majeure.  If SELLER or BUYER is rendered unable, wholly or in part, by reason of force majeure, from carrying out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), then upon said party’s giving prompt written notice of such force majeure to the other party, the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall be remedied with all commercially reasonable dispatch.  The term “force majeure,” as used herein, shall include acts of God; acts of federal, state, or local government or any agencies thereof; compliance with rules, regulations, permits or orders of any governmental authority or any office, department, agency, or instrumentality thereof; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, blockages, insurrections, riots, and epidemics; landslides, lightning, earthquakes, fires, storms, floods, and washouts; arrests and restraint of people; civil disturbances; explosions, leakage, breakage, or accident to equipment or pipes; freezing of Wells or pipes; weather-related shutdowns; inability to secure rights-of-way; inability to timely obtain equipment, supplies, materials, permits, labor; failures or delays in transportation; receipt of non-specification or non- merchantable Gas; and any other causes, whether of the kind herein enumerated or otherwise, not within the reasonable control of the party claiming suspension, which, by the exercise of due diligence, such party shall not have been able to avoid.  The settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty.  The requirement that any force majeure shall be remedied with all commercially reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party, when such is deemed inadvisable by the party involved.

XI.  ROYALTY AND TAXES

11.1         Royalty.  SELLER shall account for and pay all royalties, overrides, and other sums due by SELLER to the owners of the mineral, royalty, and other interests in the Gas, and SELLER shall indemnify and save BUYER harmless against all loss, damage, and expense of every character on account of adverse claims to all such Gas, Residue Gas, and Plant Products or royalties, taxes, payments, or other charges due thereon.  Should BUYER be obligated by law or regulation to make payment for any royalties or overrides due to be paid by SELLER, BUYER shall deduct such payments from any amounts due by BUYER to SELLER.  Should such payments be in excess of amounts due by BUYER to SELLER, SELLER shall promptly reimburse BUYER for the amount of royalties or overrides so paid within ten (10) days of receipt of such statement

11.2         Taxes.  SELLER shall pay any sales, transaction, occupation, service, production, severance, gathering, transmission, or excise taxes, assessments, or fees levied, assessed, or fixed, whether by the United States, the state, or other governmental agency, in respect of or applicable to the

Gas delivered hereunder.  Any taxes and statutory charges levied or assessed against SELLER’s properties, facilities, or operations shall be borne by SELLER.  BUYER shall bear all taxes levied against its properties or facilities. Should BUYER be obligated by law or regulation to make payment for any taxes due to be paid by SELLER, BUYER shall deduct such payments from any amounts due by BUYER to SELLER.

11.3         Production Taxes.  Notwithstanding the provisions of Section 11.2, above, as an accommodation to SELLER, BUYER shall remit on behalf of SELLER any state production taxes in respect of or applicable to the Gas delivered hereunder.  BUYER shall deduct such state production taxes remitted on behalf of SELLER from any amounts due by BUYER to SELLER. Should such state production taxes remitted on behalf of SELLER be in excess of amounts due by BUYER to SELLER, SELLER shall promptly reimburse BUYER for the amount of such production taxes so remitted within ten (10) days of receipt of such statement. It is recognized that the remittance of state production taxes by BUYER on behalf of SELLER is a voluntary accommodation by BUYER to SELLER and not an obligation of BUYER hereunder.  BUYER may, in its sole discretion, cease remitting state production taxes on behalf of SELLER at any time upon thirty (30) days’ written notice to SELLER.

XII.  MEASUREMENT OF GAS VOLUME AND TESTING

12.1         Calibration.  BUYER shall keep its measurement equipment accurately calibrated and in repair, making tests at reasonable intervals of no less than once (1) every year.  BUYER agrees to give SELLER reasonable notice of such tests of the measuring equipment so that, if SELLER desires, it may have its representative present.  In the event the meters are found to be inaccurate, such meters will be adjusted to register accurately.

12.2         Accuracy.  Each party shall have the right to challenge the accuracy of any related equipment and, when challenged, the equipment shall be tested, calibrated and repaired by BUYER; the cost of any such special test shall be borne by BUYER if the percentage of inaccuracy is found to be more than two percent (2%), but if the percentage of inaccuracy is found to be two percent (2%) or less, the cost of such special test shall be borne by SELLER.  If, upon any test, the percentage of inaccuracy of the measuring equipment is found to be in excess of two percent (2%), registrations thereof and any payment based upon such registration shall be corrected for a period extending back to the time (not to exceed one (1) year) when such inaccuracy began, if such time is ascertainable, and if not ascertainable, then back one-half (1/2) of the time elapsed since the last date of calibration not exceeding, however, forty-five (45) days.

12.3         Repairs.  If, for any reason, the meters are out of service or out of repair so that the amount of Gas delivered cannot be ascertained or computed from the reading thereof, the Gas delivered during the period such meters are out of service or out of repair shall be estimated and agreed upon by the parties hereto upon the basis of the data available using the first of the following methods that is feasible:

12.3.1      By using the registration of any check meter or meters if installed and accurately registering, or in the absence of (12.3.1) then;

12.3.2      By correcting the error if the percentage of error is ascertainable by calibration, special test, or mathematical calculation, or in the absence of both (12.3.1) and (12.3.2) then;

12.3.3      By estimating the quantity of Gas delivered based on the registration of any meter or meters if installed and accurately registering, or in the absence of (12.3.1), (12.3.2), and (12.3.3) then;

12.3.4      By estimating the quantity of Gas delivered or redelivered based on deliveries or redeliveries during preceding periods under similar conditions when the meter was registering accurately.

12.4         Records.  The records from the measuring equipment shall remain the property of the party owning such equipment and shall be kept by such party on file for a period of not less than two (2) years.  At any time within such period, such party shall, upon request to the other party, submit to such party records from the measuring equipment, together with calculations therefrom, for inspection and verification, subject to return within thirty (30) days from receipt thereof.

12.5         Measurement Standards.  The measuring station or stations provided for hereunder shall be so equipped with meters, recording gauges, or other types of meter or meters of standard make and design used in the industry and according to applicable AGA or API standards, so as to accomplish the measurement of Gas delivered and redelivered hereunder.  Gas measured hereunder will have its volume, mass, gravity, composition or energy content determined and computed in accordance with applicable AGA standards in effect at the date of installation of the measurement equipment and shall comply with applicable state and federal regulation.  At BUYER’s option, BUYER may update the measurement equipment and/or the determination of volume, mass, gravity, composition or energy content in accordance with subsequent revisions, supplements, and appendices to said AGA standards.

12.6         Pulsation.  The Parties shall design, install, operate and maintain their respective equipment in such a manner that pulsation-induced measurement error is minimized.  Pulsation-induced error shall not exceed one quarter of one percent (0.25%) of square root error (SRE). Either party has the right to request a test of the orifice meter facility.  If SRE is found to exceed the limit stated above, the party responsible for the creation of the SRE must have a plan for the elimination of the SRE within thirty (30) days and equipment installed or modified to correct SRE in a reasonable amount of time, not to exceed six (6) months.  Pulsation errors determined by the use of a square root error indicator manufactured under a license for the Southern Gas Association are to be used only for the purpose of determining SRE and are not to be used for adjusting measured volumes.

12.7         Boyle’s Law.  The measurement hereunder shall be corrected for deviation from Boyle’s Law at the pressures and temperatures under which Gas is delivered hereunder.

12.8         Temperature.  The temperature of the Gas shall be determined to the nearest one degree Fahrenheit (1°F) at the points of measurement by the continuous use of recording thermometers of standard manufacture acceptable to the parties, to be installed in accordance with the recommendations contained in American Gas Association Measurement Committee Report Number 3, 7, or 9 as appropriate, and the arithmetical average of hourly temperatures of the Gas so determined each day shall be used in computing temperatures of the Gas during each day.

12.9         Supercompressibility.  Unless otherwise allowed by state law, adjustment for the effect of supercompressibility shall be determined by test or by mutual consent of the parties hereto according to the provisions contained in American Gas Association Measurement Committee Report Number 3, 7, 8 or 9 as appropriate, for the average conditions of pressure, flowing temperature, and specific gravity at which the Gas was measured during the period under consideration and with the respective proportionate values for carbon dioxide and nitrogen fractional values and to obtain subsequent values of these Components as may be required from time to time.

12.10       Check Measurement.  At the Receipt Point(s) SELLER may install check measuring equipment at its own cost and expense; provided, such equipment shall be so installed as not to interfere with the operations of the BUYER.  BUYER’s meter shall be the meter used for all measurement purposes, BUYER and SELLER, in the presence of each other, shall have access to the other’s measuring equipment at all reasonable times; but the reading, calibrating, and adjusting thereof, and the changing of charts, if any, shall be done only by the owner of the meter or its representative unless otherwise agreed. Each party shall give notice sufficiently in advance, and the other parties notified shall have the right to be present at the time of any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the other’s measuring equipment; provided, however, failure of either party so notified to witness such an operation after due notification shall not affect the validity of such operation in any way.

12.11       Sampling.  BUYER shall obtain a sample at least annually of Gas at the Receipt Point(s) by using methods contained in GPA Standard 2166 / API 14.1, as revised, “Methods for Obtaining Natural Gas Samples for Analysis by Gas Chromatography.” This sample may be obtained utilizing a spot sampler, continuous sampler, on-stream chromatograph or other instruments approved by BUYER.  SELLER may request that additional samples be taken in order that SELLER may have its own sample tested independently.  Any additional samples requested by SELLER shall be at SELLER’s sole expense.

12.12       Composition, Gross Heating Value, Specific Gravity.  The composition of the Gas shall be determined from the sample of the Gas by using GPA Standard 2261, as revised, “Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography,” with the exception of sulfur compounds.  The gallons per MCF and the Gross Heating Value of the Gas shall be determined by using technically correct methods contained in GPA Standard 2172, as revised, “Method for Calculation of Gross Heating Value, Specific Gravity, and Compressibility of Natural Gas Mixtures from Compositional Analysis”, and the Gross Heating Values from GPA Standard 2145, as revised from time to time, “Table of Physical Constants for the Paraffin Hydrocarbons and Other Components of Natural Gas.”  Each composition, Gross Heating Value and Specific Gravity determination shall be effective until the next determination.  The Specific Gravity of the Gas shall be recorded to the nearest one-thousandth (0.001).

12.13       Water Content.  Gas delivered at the Receipt Point(s) shall be considered to be saturated with water at measurement temperature and pressure, unless Gas has been dehydrated to a water content of seven (7) lbs/MMCF or less prior to the point of measurement.  The water content shall be determined by BUYER using practices contained in GPA 181, GPA 2172, AGA Report No. 3 or other reasonable practices as determined appropriate by BUYER.  Gas with seven (7) lbs/MMCF or less shall be considered dry, i.e. containing no water.

12.14       Assumed Atmospheric Pressure.  The atmospheric pressure shall be assumed to be the average atmospheric pressure for the elevation as used by BUYER in that particular geographic area regardless of the actual atmospheric pressure where Gas is measured.

12.15       Sulfur.  The sulfur content shall be determined from tests taken at the Receipt Point(s) by methods accepted in the industry, such as GPA Standard 2377, as revised, “Method of Test for Hydrogen Sulfide and Carbon Dioxide in Natural Gas Using Length of Stain Tubes.” Other sulfur species can be determined by chromatographic analysis conditional on the parties’ acceptance of the type of analysis to be used and the condition of the sample.

12.16       NGL Measurement.  The Natural Gas Liquids removed by processing will be measured using measurement equipment and practices accepted in the industry and supported by AGA, API and/or GPA standards, as applicable.

XIII.  NOTICES AND STATEMENTS

13.1         All notices, statements, payments and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been effectively given when delivered by facsimile or mailed by first class mail, addressed to the parties as follows:

NOTICE TYPE	BUYER	SELLER

CONTRACTS	ONEOK Texas Field Services, L. P.	W.O. OPERATING COMPANY, LTD.
	Attn: Contract Administration	Attn:
	P. O. Box 871	PO BOX 960,
	Tulsa, OK 74102-0871	PAMPA, TX 79066-0960
	Telephone: (918) 591-5000	Telephone: (806)
	Fax: (918) 588-7466	Fax: (806)

SCHEDULING	ONEOK Texas Field Services, L. P.	W.O. OPERATING COMPANY, LTD.
	Attn: Scheduling	Attn:
	P. O. Box 871	PO BOX 960,
	Tulsa, OK 74102-0871	PAMPA, TX 79066-0960
	Telephone: (918) 591-5000	Telephone: (806)
	Fax: (918) 588-7499	Fax: (806)

ACCOUNTING	ONEOK Texas Field Services, L. P.	W.O. OPERATING COMPANY, LTD.
	Attn: Plant Accounting	Attn:
	P. O. Box 871	PO BOX 960,
	Tulsa, OK 74102-0871	PAMPA, TX 79066-0960
	Telephone: (918) 591-5000	Telephone: (806)
	Fax: (918) 732-1325	Fax: (806)

PAYMENTS	By Check	By Check
	ONEOK Texas Field Services, L. P.	W.O. OPERATING COMPANY, LTD.
	c/o OEG A/R Group, 17-1	PO BOX 960,
	P. O. Box 871	PAMPA, TX 79066-0960
Tulsa, OK 74102-0871

PAYMENTS	By Wire	By Wire
Bank One, Oklahoma, NA
15 East 5th Street
Tulsa, OK 74103
ABA# 103000648
Bank Account #632944542

TAX ID:	17603639265	752675224

13.2         Changes.  Notices of change of address of any of the parties shall be given in writing to the other in the manner aforesaid and shall be observed in the giving of all future notices, statements, or other communications required or permitted to be given hereunder.

XIV.  DEFAULT

14.1         If either party shall fail to perform any of the covenants and obligations imposed upon it under and by virtue of this Agreement (except where such failure shall be excused under any of the provisions of this Agreement), then in such event the other party may, at its option, terminate this Agreement by proceeding as follows:

14.1.1      The party not in default shall give notice stating specifically the cause for terminating this Agreement and declaring it to be the intention of the party giving the notice to terminate same.

14.1.2      The party in default shall have sixty (60) days after the service of the aforesaid notice in which to remedy or remove cause or causes stated in the notice for terminating this Agreement, and, if within said period of sixty (60) days, the party in default does so remove or remedy said cause or causes and fully indemnifies and/or reimburses the party not in default for any and all damages, losses, and consequences of such breach, then such notice shall be withdrawn and this Agreement shall continue in full force and effect.

14.1.3      In case the party in default does not so remedy and remove the cause or causes or does not indemnify and/or reimburse the party giving the notice for any and all damages, losses, and consequences of such breach within said period of sixty (60) days, then this Agreement shall, at the expiration of said sixty (60) day period, terminate, except as to all accrued obligations not yet discharged; provided, however, that if such default be remedied but no indemnification therefore has been made due to a bona fide dispute between the parties as to the amount thereof, then this Agreement shall not terminate, but the party not in default shall have the right to seek indemnification in any manner provided by law or by this Agreement.

Any cancellation of this Agreement, pursuant to the provisions of this Article, shall be without prejudice to the right of the party not in default to collect any amounts due for breach of this Agreement; provided, however, the provisions herein for termination of this Agreement shall not apply if the failure of BUYER involves failure to pay any sum or amount due hereunder, and BUYER’s refusal to pay is subject to a bona fide dispute, and BUYER pays all amounts not in dispute; provided further, however, that any termination of this Agreement for breach shall be carried out by the party not in default exclusively in accordance with to the provisions set out in this Article.

14.2         No waiver of any default under this Agreement shall constitute a waiver of any other default, whether of like or different character.

XV.  DEFINITIONS

15.1         For the purpose of this Agreement, unless the context clearly indicates otherwise, the following definitions shall be applicable:

15.1.1      BTU shall mean British Thermal Unit and is equal to 1055.05585262 Joule.

15.1.2      Business Day shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays starting at eight o’clock a.m. Central Standard Time.

15.1.3      Condensate shall mean the liquid hydrocarbons that are recovered from the Gas in typical oil and Gas separators or pipeline drips, compressor discharge or suction scrubbers, usually from changes in ambient or ground temperature and/or pressure, but not from processing.

15.1.4      Cubic Foot of Gas for the purpose of measurement of the Gas delivered hereunder shall mean the amount of Gas necessary to fill one cubic foot of space at a base pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute and at a base temperature of sixty degrees Fahrenheit (60°F) (“Base Conditions”) and shall be the volume unit of measurement.

15.1.5      Day or day shall mean a twenty-four (24) consecutive hour period.  For measurement purposes described herein it will begin with the hour that is the then beginning hour that is the standard practice of BUYER.

15.1.6      Dehydration shall mean the dehydration process that removes water and water vapor from the Gas or Natural Gas Liquids such as with the use of glycol, methanol, molecular sieves, etc.

15.1.7      FL&U shall mean the sum of the MMBTU’s of field fuel and the MMBTU’s of lost and unaccounted gas, but not including other fuel retained for services such as compression and dehydration.

15.1.8      Gas or gas shall mean natural gas as produced from Wells in its natural state that meets the quality specifications of Article V of this Agreement.

15.1.9      GPM shall mean gallons per MCF.

15.1.10    Gross Heating Value of the Gas shall mean the BTU content of one Cubic Foot of Gas at defined conditions which is the number of BTU’s produced by the complete combustion of such Cubic Foot of Gas, at constant pressure with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperatures of the Gas and air, and when water is formed by such combustion is condensed to a liquid state at the initial temperature of the Gas.

15.1.11    Gross Heating Value of the NGL’s shall mean the BTU per gallon, fuel as ideal gas, as described in the current GPA Standard 2145 with the exception of hexanes plus, which shall be that recommended in the current GPA Standard 2261, i.e. 60% hexane, 30% n-heptane and 10% n-octane

15.1.12    Lands and Lease(s) shall mean the contractual right to the title of and to the minerals, including oil and gas, from geological formations on and below the properties described in Exhibit “B” attached hereto and made a part hereof and as amended from time to time, including certain surface rights as necessary to explore, develop, drill and produce said minerals from such properties or lands.

15.1.13    MCF shall mean one thousand (1,000) Cubic Foot of Gas.

15.1.14    MMBTU shall mean one million (1,000,000) British Thermal Units.

15.1.15    MMCF shall mean one million (1,000,000) Cubic Foot of Gas.

15.1.16    Month shall mean that period of time beginning on the first Day of a calendar Month and ending on the first Day of the following calendar Month, except that the first Month shall commence on the Day of initial receipt of Gas hereunder and shall end on the first Day of the following calendar Month.

15.1.17    Natural Gas Liquids or NGL’s shall mean those liquid hydrocarbons extracted from the Gas from Processing.  The components (“Components”) of the NGL’s are identified as ethane, propane, iso-butane, normal butane, natural gasolines and incidental methane and other miscellaneous liquids that become associated with the NGL’s.

15.1.18    NYMEX Gas Close Price shall mean the last NYMEX contract settlement price for Henry Hub gas that occurs in the Month preceding the applicable Month.

15.1.19    Psig shall mean pounds per square inch gauge.

15.1.20    Psia shall mean pounds per square inch absolute.

15.1.21    Plant(s) shall mean Gas Processing facilities where Natural Gas Liquids and other Plant Products are separated from the Gas as a result of Processing.

15.1.22    Plant Products shall mean the Natural Gas Liquids and helium, if any, as extracted from Processing.

15.1.23    Processing shall mean the extraction of Natural Gas Liquids from the Gas through equipment specifically intended to extract Natural Gas Liquids and/or Plant Products from the Gas such as turboexpander (cryogenic), refrigeration, refrigerated lean oil absorption, ambient oil absorption, joule thompson or similar processes.

15.1.24    Receipt Point(s) shall mean the inlet flange of BUYER’s pipeline facilities installed to take deliveries of Gas from SELLER.

15.1.25    Treating shall mean the treating process by which contaminates are removed from the Gas or Natural Gas Liquids.  These contaminates can be, but not limited to, hydrogen sulfide, sulfur compounds, carbon dioxide and mercury.

15.1.26    Wells shall mean the Well or Wells productive of Gas from all geological formations which is completed on the Leases described in Exhibit “B” attached hereto and in which SELLER has an interest, owns or controls the right to dispose of Gas produced therefrom.

15.1.27    Year shall mean any period of twelve (12) consecutive calendar Months.

XVI.  MISCELLANEOUS

16.1         Changes.  All modifications, ratifications, amendments or changes to this Agreement, whether made simultaneously with or after the execution of this Agreement shall be in writing, executed by both BUYER and SELLER, and attached hereto.

16.2         Regulation.  This Agreement shall be subject to all valid rules, regulations, interpretations, and orders of any duly constituted federal or state regulatory body having jurisdiction hereof.  This Agreement and the respective rights and obligations of the parties hereto are subject to all existing and future laws, statutes, rules, regulations, orders or directives promulgated by any duly constituted state or federal governmental authority, regulatory body or commission having jurisdiction or control over the parties, their respective facilities or services contemplated herein.  Should either party be ordered or required to do any act inconsistent with the provisions of this Agreement, this Agreement shall be deemed modified to conform to the requirements of such law or regulation.  If any provision of this Agreement is held to be illegal, invalid, unenforceable or have a material and substantial negative impact on the rights, duties or obligations of either party, then the parties shall meet in good faith to determine if such negative impact can be eliminated or mitigated.  If such negative impact cannot be eliminated or mitigated to the satisfaction of either party, then either party shall have the right to terminate this Agreement.

16.3         Assignment.  BUYER may assign all or part of its rights under this Agreement, provided that BUYER shall within ten (10) Days after any such assignment provide to SELLER a copy of all instruments effecting that assignment.  SELLER may not in any circumstances assign all or any part of its rights under this Agreement without the prior written consent of BUYER.  No claim or demand against BUYER under this Agreement shall be assigned or transferred by SELLER without the prior written consent of BUYER.

16.4         Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and there are no oral promises, agreements, or warranties affecting same.

16.5         Headings.  The topical headings and index used herein are inserted for convenience only and shall not be construed as having any substantive significance or meaning whatsoever, or as indicating that all of the provisions of this Agreement relating to any particular topic are to be found in any particular section.

16.6         Interpretations.  The parties hereto agree and confirm that, in the consideration and interpretation of this Agreement, same shall be construed under the laws of the State of Texas, excluding any conflicts of law, rule, principle, or law which might refer to the laws of another state and this Agreement was prepared by all parties hereto and not by any party to the exclusion of the other or others.

16.7         Independent Contractor.  It is not the intention of the parties hereto to create, nor is there created hereby, a partnership, joint venture, or association.  The status of each party hereunder is solely that of an independent contractor.

16.8         Confidentiality.  SELLER AGREES THAT THE TERMS AND CONDITIONS OF THIS AGREEMENT WILL BE HELD CONFIDENTIAL AND SHALL NOT BE DISCLOSED TO OTHER PARTIES WITHOUT CONSENT OF BUYER UNLESS THAT DISCLOSURE IS REQUIRED BY FEDERAL OR STATE LAW OR AGENCY.  SELLER SHALL FURNISH BUYER PROMPT NOTICE IF SUCH DISCLOSURE IS MADE.

16.9         Damages.

16.9.1  In no event shall either party be liable to the other for consequential, incidental, special, punitive, indirect damages, lost profits, or other business interruption damages in connection with the performance or nonperformance of the parties under this Agreement.

16.9.2  THE PARTIES CERTIFY THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41 ET SEQ.  OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED, (“DTPA”). THE PARTIES COVENANT, FOR THEMSELVES AND FOR AND ON BEHALF OF ANY SUCCESSOR OR ASSIGNEE, THAT, IF THE DTPA IS APPLICABLE TO THIS AGREEMENT, (1) THE PARTIES ARE “BUSINESS CONSUMERS” AS THAT TERM IS DEFINED IN THE DTPA, (2) OTHER THAN SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE CODE, EACH PARTY HEREBY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES THEREUNDER AS APPLICABLE TO THE OTHER PARTY AND ITS SUCCESSORS AND ASSIGNS, AND (3) EACH PARTY SHALL DEFEND AND INDEMNIFY THE OTHER PARTY FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY THE INDEMNIFYING PARTY OR ANY OF ITS SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILATES OR SUBSIDIARIES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

16.10       Replacement.  This Agreement terminates and supersedes any prior agreements for the sale of gas between the parties or their predecessors in interest concerning any gas produced from any sources covered by this Agreement described in Exhibit “B” hereto as of the Effective Date.

16.11       Purpose of Agreement.  The parties agree that the Prior Gas Purchase Agreement between SELLER and BUYER covering the gas produced from those sources covered by this Agreement (the “Prior Agreement”), was terminated effective December 31, 2004, by BUYER in accordance with the provisions of the Prior Agreement.  The purpose of this Agreement is to provide a temporary agreement pertaining to the sale and purchase of gas produced from the sources covered by this Agreement, to allow the parties time to (i) negotiate, if possible, a long term agreement for the purchase and sale of said gas; and (ii) negotiate, if possible, a resolution of the SELLER’s claims asserted against BUYER under the Prior Agreement in Case No. 32,558 in the 223rd Judicial District Court of Gray County, Texas (the “Litigation”). Notwithstanding anything contained in this Agreement to the contrary, it is specifically understood and agreed between the parties that (i) this Agreement is different from the Prior Agreement, and nothing contained herein reflects or is probative of the understandings or intentions of the parties to the Prior Agreement, or any of the terms contained therein; (ii) nothing contained in this Agreement shall diminish or otherwise affect SELLER’s claims asserted in the Litigation, which shall remain valid and subsisting; and (iii) this Agreement is not relevant to any of the issues asserted in the Litigation for any purpose.

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more copies or counterparts, each of which, when executed by BUYER and SELLER, shall constitute and be an original effective Agreement between BUYER and such SELLER.

“BUYER”		“SELLER”
ONEOK Texas Field Services, L. P.		W.O. OPERATING COMPANY, LTD.
a limited partnership
By: ONEOK Field Services Company
general partner

By:	/s/ Terry K. Spencer	By:	/s/ Miles O’Loughlin

Name: Terry K. Spencer		Name:	Miles O’Loughlin

Title: Vice President		Title:	Manager

Date:	2/18/05	Date:	Feb. 11, 2005

EXHIBIT “A”
Percent of Proceeds
Allocated Plants

This Exhibit “A” is incorporated into that certain Gas Purchase Agreement dated JANUARY 1, 2005, by and between ONEOK Texas Field Services, L.P., hereinafter referred to as “BUYER,” and W.O. OPERATING COMPANY, LTD., hereinafter referred to as “SELLER.”

BASIS OF COMPENSATION shall be the sum of the following:

1.             NGL Products Payment.  BUYER shall pay to SELLER an amount equal to EIGHTY-FIVE percent (85%) of the Net NGL Proceeds.

2.             Residue Gas Payment.  BUYER shall pay to SELLER an amount equal EIGHTY-FIVE percent (85%) of the Net Residue Proceeds.

3.             Compression Fee.  Not applicable

4.             Gathering Fee.  Not applicable.

5.             Dehydration Fee.  BUYER shall not charge a dehydration fee under this Agreement.

6.             Treating Fee.  Not applicable.

DEFINITIONS:

SELLER’s NGL Products shall be determined by multiplying the total quantity of each NGL Component saved and sold at the
Plant(s) by a fraction, the numerator of which shall be the theoretical gallons of such Component contained in SELLER’s Gas delivered at the Receipt Point(s) and the denominator of which shall be the total theoretical gallons of each Component contained in all Gas delivered to BUYER’s facilities upstream of the Plant(s).

Net NGL Proceeds shall be the sum of each Component of SELLER’s NGL Products multiplied by the Monthly Average NGL Sales Price of each Component.

Monthly Average NGL Sales Price shall mean the average net price received by BUYER f.o.b. BUYER’s Plant for the sale of each NGL Component.

Residue Gas shall mean the total quantity of MMBTU’s of gas (both processed and unprocessed) sold at the tailgate of BUYER’s Plant(s).

NGL Shrinkage shall be the sum of the BTU equivalent (BTU/gal, fuel as ideal gas) of each such NGL Component as set forth in the GPA Standard 2145, as revised, “Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas with the exception of hexanes plus, the value of which shall be 117,007 BTU per gallon.

Residue Price shall mean average net price per MMBTU received by BUYER, f.o.b. BUYER’s Plant for the sale of Residue Gas.

Net Residue Proceeds shall be determined by multiplying SELLER’s Residue Gas by the Residue Price.

SELLER’s Residue Gas shall be the total MMBTU’s of Residue Gas multiplied by a fraction, the numerator of which shall be the MMBTU’s contained in SELLER’s Gas at the Receipt Point(s), less the MMBTU’s of NGL Shrinkage attributable to SELLER’s NGL Products and the denominator of which shall be the total MMBTU’s of all gas delivered to BUYER upstream of BUYER’s Plant less NGL Shrinkage attributable to the total quantity of NGL Components saved and sold from BUYER’s Plant(s).

EXHIBIT “B”

This Exhibit “B” is incorporated into that certain Gas Purchase Agreement dated the 1st day of January, 2005, by and between ONEOK Texas Field Services, L. P., hereinafter referred to as “BUYER,” and, W. O. Operating COMPANY, Ltd., hereinafter referred to as “SELLER.”

SELLER dedicates to this Gas Purchase Agreement, as amended from time to time, the Wells and Leases described below:

Wells/Lease	Lands/Lease Description	County	State	*WI%

Jord	Sec. 106, Blk. 4, I&GN	Carson	Texas	100.00
(Mtr. #40281)	RR Co. Survey

D. Jordan	SW/4 of Sec. 114, Blk. 4, I&GN	Carson	Texas	100.00
(Mtr. #40481)	RR Co. Survey

Jordan D, S-West	S/2, SW/4 of Sec. 105, Blk. 4,	Carson	Texas	100.00
(Mtr. #40491)	I&GN RR Co. Survey

Block	W/2 NE/4 of Sec. 112, Blk. 4	Carson	Texas	100.00
(Mtr. #41341)	I&GN RR Co. Survey

Block “A”	N/2 NW/4 SE/4, SE/4 NW/4	Carson	Texas	100.00
(Mtr. #41261)	SE/4, N/2 NE/4 SE/4,
	SE/4 NE/4 SE/4, NE/4 SW/4
	SE/4, SW/4 SE/4 SE/4 of
	Sec. 111, Blk. 4, I&GN
	RR Co. Survey

Block “B”	E/2 SE/4 SE/4, NW/4 SE/4	Carson	Texas	100.00
(Mtr. #41251)	SE/4, SW/4 NE/4 SE/4,
	SW/4 NW/4 SE/4, NW/4 SW/4
	SE/4, S/2 SW/4 SE/4 of Sec. 111,
	Blk. 4, I&GN RR Co. Survey

Block “C”	NE/4 of Sec. 111, Blk. 4,	Carson	Texas	100.00
(Mtr. #41271)	I&GN RR Co. Survey

Cooper “A”	NW/4 SE/4, SW/4 NE/4	Carson	Texas	100.00
(Mtr. #41411)	of Sec. 4, Blk. 9, I&GN
	RR Co. Survey

Cooper “B”	NE/4 NE/4, N/2 SE/4 NE/4	Carson	Texas	100.00
(Mtr. #41471)	of Sec. 5, Blk. 9, I&GN
	RR Co. Survey

Cooper “E”	NW/4 of Sec. 4, Blk. 9	Carson	Texas	100.00
(Mtr. #41431)	I&GN RR Co. Survey

Cooper “G”	SE/4 NE/4, NE/4 SE/4	Carson	Texas	100.00
(Mtr. #41421)	of Sec. 4, Blk. 9, I&GN
	RR Co, Survey

Cooper “H”	E/2 NW/4 of Sec. 5, Blk. 9	Carson	Texas	100.00
(Mtr. #41281)	I&GN RR Co. Survey

E. Cooper	SW/4 of Sec. 1, SW/4 of Sec. 4,	Carson	Texas	100.00
NCT A (Mtr. #41511)	SW/4 of Sec, 5 all in Blk. 9,
NCT B (Mtr. #40141)	I&GN RR Co. Survey
NCT C (Mtr.#41521)

Langdon	N/2 NE/4 of Sec. 125, Blk. 4,	Hutchinson	Texas	100.00
(Mtr. #41301)	BS&F Survey

Newblock	S/2 NE/4 of Sec. 125, Blk. 4,	Hutchinson	Texas	100.00
(Mtr. #41301)	BS&F Survey

Quinn	SW/4 of Sec. 7, Blk. 9,	Hutchinson &Carson	Texas	100.00
(Mtr. #41291)	I&GN RR Co. Survey

Siebold	E/2 SE/4 of Sec. 125, Blk. 4,	Hutchinson & Carson	Texas	100.00
(Mtr. #41321)	I&GN RR Co. Survey

Pitcher	NW/4 of Sec. 19, Blk. M-21	Hutchinson	Texas	100.00
(Mtr. #41351)	TCRR Co. Survey

McConnell #1 & 3	W/2 of Sec. 65, Blk 4, I&GN	Carson	Texas	100.00
(Mtr. #72521 &	RR Co. Survey
525650)

Jordan #22			Texas	100.00
(Mtr. #40801)

Fee 244	E/2, SW/4 of Sec. 89, N/2 of	Carson	Texas	100.00
(Mtr. #248018)	Sec. 90, E/2, SW/4 of Sec. 91,
	E/2 Sec. 108, All of Sec. 109, E/2,
	SW/4 of Sec. 110, Blk. 4,
	I&GN RR Co. Survey

B. F. Block		Carson	Texas	100.00
(Mtr. #41331)

Schafer		Carson	Texas	100.00
(Mtr. #248022)

Bryan ABCD
(Mtr. #40216)	Sec. 92, Blk. 4, I&GN	Carson	Texas	100.00
	RR Co. Survey

(Mtr. #40081)	Sec. 107, Blk, 4, I&GN	Carson	Texas	100.00
	RR Co. Survey

*Includes owned and/or controlled interest.

EXHIBIT “C”

Quality Specifications.  Unless excepted by specific exemption on Exhibit “B” attached hereto, Gas from each Receipt Point(s) shall meet the following quality specifications:

Hydrogen Sulfide.  The Gas shall not contain more than one part per million (1 ppm) of hydrogen sulfide by volume as determined by a method generally acceptable for use in the gas industry and to the parties hereto.

Total Sulfur.  The Gas shall not contain more than one quarter (1/4) grain of total sulfur per one hundred (100) Cubic Foot of Gas as determined by a method generally acceptable for use in the gas industry and to the parties hereto.

Temperature.  The Gas shall not have a temperature of less than forty degrees Fahrenheit (40°F) nor more than one hundred-twenty degrees Fahrenheit (120°F).

Carbon Dioxide.  The Gas shall not contain in excess of three-tenths of one percent (0.3%) by volume of carbon dioxide.

Nitrogen.  The Gas shall not contain in excess of two percent (2%) by volume of nitrogen.

Oxygen.  The Gas shall not contain in excess of ten parts per million (10 ppm) by volume of oxygen.

Objectionable Liquids, Solids, Contaminants.  The Gas shall be free of liquids and solids and other potentially harmful contaminants such as arsenic, mercury, selenium, radon, or antimony, Well treating chemicals, dust, gums, gum-forming constituents, or other objectionable liquid or solid matter.

Hazardous Waste.  The Gas shall be free from all “hazardous waste” as defined in the Resources Conservation and Recovery Act, 42 USC 6901, et seq.

Water.  The Gas shall not contain free water.  Gas which contains in excess of seven (7) pounds of water vapor per one million (1,000,000) Cubic Foot shall incur a charge for dehydration service as shown in Exhibit “A” attached hereto.

Mercaptans.  The Gas shall have a mercaptan content not in excess of one tenth of one part per million (0.1 ppm) by volume.

Hydrogen.  The Gas shall contain no carbon monoxide, halogens, or unsaturated hydrocarbons, and no more than four hundred parts per million (400 ppm) of hydrogen.

Hydrocarbon Constituents.  The Gas shall have not less than a ninety-five percent (95%) hydrocarbon constituency by volume and shall have a Heating Value of not less than one thousand (1,000) BTU per Cubic Foot.